UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

STRATAGENE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50786 (Commission File Number)	33-0683641 (IRS Employer Identification No.)

11011 North Torrey Pines Road, La Jolla, California (Address of Principal Executive Offices)		92037 (Zip Code)

Registrant’s telephone number, including area code: (858) 535-5400

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

     This Current Report on Form 8-K is filed by Stratagene Corporation, a Delaware corporation (the “Company”), in connection with the matters described herein.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On March 31, 2005, the Compensation Committee of the Board of Directors of the Company accelerated the vesting of certain unvested non-qualified stock options previously awarded to the executive officers and other employees under the Company’s Amended and Restated Year 2000 Stock Option Plan which have an exercise price greater than or equal to $8.05, the closing price of the Company’s common stock on the date preceding the committee’s decision. Options to purchase approximately 1.2 million shares of common stock (of which approximately 905,000 shares are subject to options held by the executive officers) are subject to this acceleration. Options held by non-employee directors and advisory board members and “incentive stock options” were not included in the acceleration.

     The executive officers have agreed that they will not sell any shares acquired through the exercise of an accelerated option prior to the date on which the exercise would have been permitted under the option’s original vesting terms.

     Because these options have exercise prices at or in excess of current market value, and are not fully achieving their original objectives of incentive compensation and employee retention, the Company expects that the acceleration may have a positive effect on employee morale, retention and perception of option value. The acceleration would eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) which becomes effective for reporting periods beginning after June 15, 2005. The future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $2.25 million, or approximately $1.4 million net of tax (of which approximately $1.75 million, or $1.1 million net of tax, is attributable to options held by executive officers). This expense will be reflected in proforma footnote disclosure to the Company’s first quarter 2005 financial statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005	STRATAGENE CORPORATION
	By:	/s/ Reginald P. Jones
		Name:	Reginald P. Jones
		Title:	Senior Vice President and Chief Financial Officer